EXHIBIT 5.1
[Holland & Knight LLP Letterhead]
October 4, 2007
Applied Digital Solutions, Inc.
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
      Re:       Registration Statement on Form S-4 (File No. 333-145970)
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by Applied Digital Solutions, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-4, File No. 333-145970 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission. The Registration Statement relates to the registration by the Company of shares of the Company common stock, par value $0.01 per share (the “Shares”), to be issued in connection with the merger of Digital Angel Acquisition Corp., a wholly-owned subsidiary of the Company, with and into Digital Angel Corporation (the “Merger”), pursuant to the terms of an Agreement and Plan of Reorganization, dated as of August 8, 2007, among the Company, Digital Angel Corporation and Digital Angel Acquisition Corp. (the “Merger Agreement”).
     In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Merger Agreement, (iii) the Company’s Certificate of Incorporation and Bylaws, as currently in effect, (iv) the resolutions of the Board of Directors of the Company in connection with the Registration Statement and the Merger Agreement, and (v) such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the stockholders of the Company will have approved the issuance of the Shares to Digital Angel Corporation stockholders pursuant to the Merger Agreement, (iii) the stockholders of the Company will have approved an amendment to the Company’s certificate of incorporation to increase the total number of authorized shares of the Company capital stock from 130 million shares, of which 125 million shares are common stock, to 170 million shares, of which 165 million shares will be common stock, (iv) the stockholders of Digital Angel Corporation will have approved and adopted the Merger Agreement, and (v) other conditions to consummating the transaction contemplated by the Merger Agreement will have been satisfied and such transactions consummated.
     On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the federal laws of the United States and General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction. In this connection, we hereby confirm that the foregoing reference to the General Corporation Law of the State of Delaware includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Validity of Common Stock” contained in the joint proxy statement/prospectus filed as a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, HOLLAND & KNIGHT LLP
/s/ Holland & Knight LLP